ASGI Mesirow Insight Fund, LLC
ASGI Mesirow Insight Fund I, LLC
ASGI Mesirow Insight TEI Fund I, LLC
ASGI Mesirow Insight Fund A, LLC
ASGI Mesirow Insight Fund TEI Fund A, LLC


ITEM 77Q.2.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the most recent fiscal year, to the Fund's knowledge, based solely on a review of reports furnished to the Fund and on representations made, all required persons, except as noted below, have complied with all filing requirements pursuant to Section 16(a).

Form 3 filings were not timely filed with respect to each member of the Fund's Board of Managers, none of whom owns interests in the Fund. Form 3s for each individual have since been filed.